                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 28, 2003

                            FORRESTER RESEARCH, INC.
                 (EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

          DELAWARE                  000-21433                   04-2797789
(STATE OR OTHER JURISDICTION       (COMMISSION               (I.R.S. EMPLOYER
     OF INCORPORATION)             FILE NUMBER)             IDENTIFICATION NO.)

400 TECHNOLOGY SQUARE, CAMBRIDGE, MASSACHUSETTS                  02139
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                    (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (617) 613-6000

                                       N/A
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Forrester Research, Inc. hereby files Amendment No. 1 to its Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2003.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (a)   Financial Statements of Business Acquired.

            The audited financial statements of Giga for the year ended December 31, 2002 and the notes thereto and the report of PricewaterhouseCoopers LLC, independent accountants.

      (b)   Pro Forma Financial Information.

            The unaudited pro forma combined condensed statements of income of Forrester Research, Inc. for the year ended December 31, 2002 and the three months ended March 31, 2003 and related notes.

      (c)   Exhibits.

            99.1  Consent of Independent Accountants

ITEM 7 (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Giga Information Group, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Giga Information Group, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
February 24, 2003

                           GIGA INFORMATION GROUP, INC
                           CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                            DECEMBER 31,
                                                                                          2002        2001
                                                                                        --------    --------
                                                 ASSETS
Current assets:
    Cash and cash equivalents                                                           $  3,328    $  1,118
    Restricted cash                                                                          170          57
    Trade accounts receivable, net of allowances of $1,012 and $1,128 at December 31,
       2002 and 2001, respectively                                                        18,017      15,879
    Pledged accounts receivable                                                               --       3,128
    Unbilled accounts receivable                                                           3,955       5,588
    Prepaid expenses and other current assets                                              2,847       4,186
                                                                                        --------    --------
       Total current assets                                                               28,317      29,956
Restricted cash                                                                              501         620
Unbilled accounts receivable                                                               1,603       1,399
Property and equipment, net                                                                3,338       5,770
Goodwill                                                                                     665         665
Other assets                                                                               1,390       1,346
                                                                                        --------    --------
       Total assets                                                                     $ 35,814    $ 39,756
                                                                                        ========    ========
                                 LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
    Short-term borrowings                                                               $     --    $  2,507
    Current portion of capitalized lease obligations                                         254         325
    Accounts payable                                                                       2,750       3,841
    Deferred revenues                                                                     33,762      36,601
    Accrued expenses and other current liabilities                                         7,278       7,593
                                                                                        --------    --------
    Total current liabilities                                                             44,044      50,867
Capitalized lease obligations, net of current portion                                         --         254
Deferred revenues                                                                          1,917       2,024
                                                                                        --------    --------
       Total liabilities                                                                  45,961      53,145
                                                                                        --------    --------

Commitments and contingent liabilities (Note 13)

Stockholders' deficit:
    Convertible Preferred Stock, $0.001 par value
       Authorized - 5,000,000 shares
       Issued and outstanding - none                                                          --          --
    Common Stock, $0.001 par value
       Authorized - 60,000,000 shares
       Issued and outstanding - 10,783,529 and 10,666,021 shares at December 31,
         2002 and 2001, respectively                                                          11          11
    Additional paid-in capital                                                            83,102      82,899
    Deferred compensation                                                                     --         (67)
    Accumulated deficit                                                                  (94,687)    (97,652)
    Accumulated other comprehensive income                                                 1,427       1,420
                                                                                        --------    --------
       Total stockholders' deficit                                                       (10,147)    (13,389)
                                                                                        --------    --------
       Total liabilities and stockholders' deficit                                      $ 35,814    $ 39,756
                                                                                        ========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                          GIGA INFORMATION GROUP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------
                                                           2002            2001            2000
                                                       ------------    ------------    ------------
Revenues:
   Net research, advisory and consulting               $     60,229    $     65,379    $     61,737
   Other, principally events                                  2,931           4,891           7,388
                                                       ------------    ------------    ------------

   Total revenues                                            63,160          70,270          69,125

Costs and expenses:
   Cost of services                                          26,252          28,160          31,056
   Sales and marketing                                       20,243          28,092          31,923
   Research and development                                   1,041           1,102           2,174
   General and administrative                                 9,155           9,054           9,084
   Impairment and other charges                                  --             844              --
   Restructuring charges                                         --           1,329             253
   Depreciation and amortization                              3,256           3,576           2,924
                                                       ------------    ------------    ------------

   Total costs and expenses                                  59,947          72,157          77,414

Income (loss) from operations                                 3,213          (1,887)         (8,289)

Interest income                                                  52              86             243
Interest expense                                                (84)           (293)             20
Other expense                                                    --            (164)             --
Foreign exchange loss                                           (35)           (103)           (231)
Minority interest                                                --              66              --
                                                       ------------    ------------    ------------

   Income (loss) from operations before income taxes          3,146          (2,295)         (8,257)
Income tax provision (benefit)                                  181             140             (25)
                                                       ------------    ------------    ------------

Net income (loss)                                      $      2,965    $     (2,435)   $     (8,232)
                                                       ============    ============    ============

Earnings (loss) per common share
   Basic                                               $       0.28    $      (0.23)   $      (0.80)
                                                       ============    ============    ============
   Diluted                                             $       0.26    $      (0.23)   $      (0.80)
                                                       ============    ============    ============

Weighted average common shares outstanding
   Basic                                                 10,726,170      10,572,594      10,270,695
                                                       ============    ============    ============
   Diluted                                               11,507,917      10,572,594      10,270,695
                                                       ============    ============    ============

   The accompanying notes are an integral part of the consolidated financial statements.

                          GIGA INFORMATION GROUP, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               ADDITIONAL
                                                     COMMON     PAID-IN       DEFERRED       COMPREHENSIVE
                                                     STOCK      CAPITAL     COMPENSATION     INCOME (LOSS)
                                                     -----      -------     ------------     -------------
Balance, December 31, 1999                           $  10      $80,664        $(983)

   Issuance of 241,903 shares of common stock
     under stock option plans                                       608
   Issuance of 137,304 shares of common stock
     under employee stock purchase plan                             571
   Exercise of warrants for 41,999 shares of
     common stock in conjunction with the
     Accounts Receivable Financing Agreement                        126
   Issuance of warrants to purchase 24,000
     shares of common stock in conjunction with
     the Accounts Receivable Financing Agreement                     82
   Compensation expense related to stock options                    207          240
   Deferred compensation for former employees                      (174)         174
   Adjustment to carrying value of investment
     in GigaGroup S.A.                                              812
   Net loss                                                                                    $   (8,232)
   Foreign currency translation adjustment                                                            430
                                                     -----      -------        -----           ----------

        Total comprehensive loss                                                               $   (7,802)
                                                                                               ==========

Balance, December 31, 2000                              10       82,896         (569)

   Issuance of 13,788 shares of common stock
     under stock option plans                                        22
   Issuance of 187,626 shares of common stock
     under employee stock purchase plan                  1          308
   Revaluation of warrants                                            7
   Issuance of 300,000 warrants                                     231
   Compensation expense related to stock options                    (18)         145
   Deferred compensation for former employees                      (547)         357
   Net loss                                                                                    $   (2,435)
   Foreign currency translation adjustment                                                             82
                                                     -----      -------        -----           ----------

        Total comprehensive loss                                                               $   (2,353)
                                                                                               ==========

Balance, December 31, 2001                              11       82,899          (67)

   Issuance of 5,625 shares of common stock
     under stock option plans                                         5
   Issuance of 111,883 shares of common stock
     under employee stock purchase plan                             161
   Compensation expense related to stock options                     37           67
   Net income                                                                                  $    2,965
   Foreign currency translation adjustment                                                              7
                                                     -----      -------        -----           ----------

        Total comprehensive income                                                             $    2,972
                                                                                               ==========

Balance, December 31, 2002                           $  11      $83,102        $  --
                                                     =====      =======        =====

   The accompanying notes are an integral part of the consolidated financial statements.

                          GIGA INFORMATION GROUP, INC.
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT -- CONTINUED
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                    ACCUMULATED
                                                       OTHER                          TOTAL
                                                    COMPREHENSIVE   ACCUMULATED    STOCKHOLDERS'
                                                       INCOME         DEFICIT        DEFICIT
                                                       ------         -------        -------
Balance, December 31, 1999                            $    908       $(86,985)      $ (6,386)

   Issuance of 241,903 shares of common stock
     under stock option plans                                                            608
   Issuance of 137,304 shares of common stock
     under employee stock purchase plan                                                  571
   Exercise of warrants for 41,999 shares of
     common stock in conjunction with the
     Accounts Receivable Financing Agreement                                             126
   Issuance of warrants to purchase 24,000
     shares of common stock in conjunction with
     the Accounts Receivable Financing Agreement                                          82
   Compensation expense related to stock options                                         447
   Deferred compensation for former employees                                             --
   Adjustment to carrying value of investment
     in GigaGroup S.A                                                                    812
   Net loss                                                            (8,232)        (8,232)
   Foreign currency translation adjustment                 430                           430
                                                      --------       --------       --------

        Total comprehensive loss

Balance, December 31, 2000                               1,338       $(95,217)      $(11,542)

   Issuance of 13,788 shares of common stock
     under stock option plans                                                             22
   Issuance of 187,626 shares of common stock
     under employee stock purchase plan                                                  309
   Revaluation of warrants                                                                 7
   Issuance of 300,000 warrants                                                          231
   Compensation expense related to stock options                                         127
   Deferred compensation for former employees                                           (190)
   Net loss                                                            (2,435)        (2,435)
   Foreign currency translation adjustment                  82                            82
                                                      --------       --------       --------

        Total comprehensive loss

Balance, December 31, 2001                               1,420       $(97,652)      $(13,389)

   Issuance of 5,625 shares of common stock
     under stock option plans                                                              5
   Issuance of 111,883 shares of common stock
     under employee stock purchase plan                                                  161
   Compensation expense related to stock options                                         104
   Net income                                                           2,965          2,965
   Foreign currency translation adjustment                   7                             7
                                                      --------       --------       --------

        Total comprehensive income

Balance, December 31, 2002                            $  1,427       $(94,687)      $(10,147)
                                                      ========       ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

                          GIGA INFORMATION GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                 ----------------------------------
                                                                                   2002         2001         2000
                                                                                 --------     --------     --------
Cash flows from operating activities:
    Net income (loss)                                                            $  2,965     $ (2,435)    $ (8,232)
    Adjustments to reconcile net income (loss) to cash provided by
       (used in) operating activities, net of the effect of
       acquisitions and divestitures:
       Depreciation and amortization                                                3,256        3,576        2,924
       Amortization of deferred financing costs                                        99          160           62
       Minority interest                                                               --          (66)          --
       Provision for doubtful accounts and sales cancellations                         77        1,192          (17)
       Compensation expense related to stock options                                  113          (60)         444
       Write-off of investment                                                         --          164           --
       Impairment and other charges - Gigaweb Information Group, Ltd.                  --          844           --
       Other, net                                                                      (2)          (2)        (105)
    Change in assets and liabilities:
       Decrease (increase) in billed and unbilled accounts receivable               2,906        1,043       (3,509)
       Decrease (increase) in prepaid expenses and other current assets             1,136        1,880        (1,290)
       Decrease in other assets                                                       112           10           17
       (Decrease) increase  in deferred revenues                                   (3,370)      (1,496)       2,848
       (Decrease) increase in accounts payable and accrued liabilities             (1,079)      (3,484)       3,570
                                                                                 --------     --------     --------
          Cash provided by (used in) operating activities                           6,213        1,326       (3,288)
                                                                                 --------     --------     --------

Cash flows from investing activities:
    Acquisition of equipment and improvements                                        (807)      (2,392)      (2,765)
    Purchase of Gigaweb Information Group, Ltd., net of cash acquired -                --       (1,005)          --
    Note payable for 2001 acquisition of Gigaweb Information Group, Ltd.             (642)         642           --
    Investment in GigaGroup S.A                                                      (156)        (250)        (284)
    Proceeds from maturities of marketable securities                                  --           --          801
    Decrease (increase) in restricted cash                                             15           --         (365)
    Other, net                                                                          6           10          (23)
                                                                                 --------     --------     --------
          Cash used in investing activities                                        (1,584)      (2,995)      (2,636)
                                                                                 --------     --------     --------

Cash flows from financing activities:
    Proceeds from issuance of Common Stock under option plans and
       employee stock purchase plan                                                   166          331        1,179
    Proceeds from issuance of Common Stock due to exercise of warrants                 --           --          126

    Net (payments ) borrowings under Accounts Receivable Financing Agreement       (2,507)       1,155        1,352
    Principal payments on long-term debt                                               --           --         (426)
    Principal payments under capital lease obligations                               (325)        (304)         (77)
                                                                                 --------     --------     --------
          Cash (used in) provided by financing activities                          (2,666)       1,182        2,154
                                                                                 --------     --------     --------

Effect of exchange rates on cash                                                      247          (35)         345
                                                                                 --------     --------     --------
Net increase (decrease) in cash and cash equivalents                                2,210         (522)      (3,425)
Cash and cash equivalents, beginning of period                                      1,118        1,640        5,065
                                                                                 --------     --------     --------
Cash and cash equivalents, end of period                                         $  3,328     $  1,118     $  1,640
                                                                                 ========     ========     ========


The accompanying notes are an integral part of the consolidated financial statements.

                          GIGA INFORMATION GROUP, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS -- CONTINUED
                        (IN THOUSANDS, EXCEPT SHARE DATA)

Supplementary cash flow information:
    Income taxes paid (refunded)                                                 $     31     $    (20)    $     --
                                                                                 ========     ========     ========
    Interest paid                                                                $     87     $    268     $     78
                                                                                 ========     ========     ========
Noncash investing and financing activities:
    Purchase of equipment under capital lease obligations                        $     --     $    530     $    430
                                                                                 ========     ========     ========

    Purchase of 4,814 shares of Gigaweb Information Group, Ltd. for $1,216:
       Fair value of assets acquired                                                          $  1,588
       Loss related to exercise of put option                                                      332
       Cash paid for capital stock                                                                (574)
       Payable to former shareholder of Gigaweb Information Group, Ltd.                           (642)
                                                                                              --------
                                                                                              $    704
                                                                                              ========

   The accompanying notes are an integral part of the consolidated financial statements.

                          GIGA INFORMATION GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY:

      Giga Information Group, Inc. ("Giga") was incorporated on March 17, 1995 in the state of Delaware. Giga's principal business activity is to help clients make better strategic decisions that are designed to maximize technology investments and achieve business results. This is accomplished through a combination of objective research, pragmatic advice and personalized consulting on technology information available primarily through subscription-based products. Giga derives its revenues primarily from two sources, (i) Research, advisory and consulting services, which include Giga Advisory Service, including Advisory Consulting, Web Site ScoreCard and TEI and (ii) Other Services, which include principally events and conferences. Advisory Services consist of IT research and analysis to support customers' business decisions. Services are distributed primarily through electronic media, as well as inquiry access to analysts and practitioners and participation in conferences, packaged into an annually renewable subscription-based product.

      On January 20, 2003, Giga entered into an Agreement and Plan of Merger with Forrester Research, Inc. ("Forrester") to be acquired by Forrester, another global technology advisory firm. Pursuant to the agreement, Forrester commenced a tender offer for all of the outstanding common stock of Giga at a price of $4.75 per share in cash. The tender offer expired at 12:00 midnight, New York City time on February 24, 2003. 10,354,044 shares of Giga common stock were tendered in the offer, representing approximately 93% of the outstanding common stock of Giga as of February 24, 2003. Forrester will acquire the remaining shares of outstanding common stock in a second-step merger in which all remaining Giga stockholders who did not tender their shares in the tender offer (and who do not exercise statutory appraisal rights) will receive the same $4.75 per share in cash paid in the tender offer.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation and Principles of Consolidation

      The consolidated financial statements of Giga Information Group, Inc. include the accounts of Giga and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain prior year amounts have been reclassified to conform to the current year's presentation. Giga's fiscal year end is December 31.

      In July 2001, Giga purchased 2,383 shares of Gigaweb Information Group, Ltd. ("Gigaweb Ltd"), increasing its ownership percentage from 7.8% to 53.4%. Upon consummation of this transaction, Giga began consolidating the financial results of Gigaweb Ltd. with its operations and recording minority interest related to the ownership of outside stockholders of Gigaweb Ltd. Giga continued to record the minority interest through December 31, 2001, the date on which Giga acquired the remaining 2,431 outstanding shares of Gigaweb Ltd., increasing its ownership of the entity from 53.4% to 100%.

  Foreign Currency Translation

      The functional currencies of Giga's wholly owned subsidiaries are the respective local currencies. The financial statements of the subsidiaries are translated to United States dollars using period-end exchange rates for assets and liabilities and average exchange rates during the corresponding period for revenues and expenses. Translation gains and losses as a result of this translation are accumulated as a component of accumulated other comprehensive
(loss) income. Net losses resulting from foreign exchange transactions are included in the consolidated statements of income for each of the years presented.

Cash, Cash Equivalents and Restricted Cash

      Cash equivalents consist primarily of highly liquid investments, with original maturities of 90 days or less, in money market funds which are convertible to a known amount of cash and bear an insignificant risk of change in value.

      Restricted cash in the amounts of $571,000 and $577,000 at December 31, 2002 and 2001 respectively, consists of certificates of deposit held for irrevocable standby letters of credit that are security deposits related to operating leases for premises located in Cambridge, Massachusetts, Munich, Germany, and Frankfurt, Germany. Cash associated with these letters of credit remains restricted for the term of the corresponding lease period with the exception of $300,000, which will be reduced by $100,000 to $200,000 in 2003 since Giga achieved positive net income for the year ended December 31, 2002. This amount may be further reduced by $100,000 to $100,000 in 2004 if Giga achieves positive net income for the year ended December 31, 2003. The operating lease for the premises located in Munich, Germany expired in the fourth quarter of 2002 and was not renewed. As a result of the lease expiration, cash of approximately 16,000 Euros associated with the letter of credit for this lease was unrestricted as of December 31, 2002. Restricted cash in the amount of $100,000 at December 31, 2002 and 2001 is held in a restricted certificate of deposit as collateral for automated clearing house payments. In January 2003, the requirement for securing the automated clearing house payments was decreased by $70,000, thereby reducing the restricted certificate of deposit to $30,000.

                          GIGA INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Concentration of Credit Risk

      Financial instruments, which potentially subject Giga to concentrations of credit risk, consist primarily of temporary cash investments in money market funds, trade accounts receivable and other investments. Giga places its temporary cash investments with high credit quality financial institutions in accordance with its investment policy as approved by its board of directors. Trade receivables result from contracts with various customers. Giga generally does not require collateral or other security from these customers. Giga performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. Such losses have historically been within management's expectations.

      Other investments are comprised of equity securities of private companies in which Giga makes selective investment for strategic purposes. Giga evaluates these investments periodically to assess for impairment. During 2001, Giga recorded an impairment loss of $164,000, included in the Consolidated Statement of Operations under the caption "Other expense." This impairment loss was for the write-off of an investment in a private company in the business of providing media products pertaining to information technology. The assets of this company were foreclosed upon by its senior secured creditor, leaving no assets with which to pay any other creditors or common or preferred stockholders. Giga believed the investment was permanently impaired and wrote off the full carrying cost of the investment in 2001. Of Giga's remaining investments, aggregating $1,240,000 at December 31, 2002, GigaGroup S.A. represents $1,215,000 (see Note
5).

  Sale of Stock by Former Subsidiary

      Giga records gains and losses arising from issuances of stock by its subsidiaries directly to additional paid-in capital in accordance with the provisions of Staff Accounting Bulletin ("SAB") No. 51, "Accounting for Sales of Stock of a Subsidiary."

  Income Taxes

      Giga recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in Giga's consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates for the year in which the differences are expected to reverse. Giga records a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

  Revenue and Commission Expense Recognition

      Subscription revenues from research, advisory and retainer-based consulting are deferred and recognized monthly on a pro-rata basis over the contract period, generally one year. Giga's policy is to record accounts receivable and related deferred revenues for the full amount of the contract on the date it is signed. Contracts are generally billable upon signing. Giga also records the related commission obligation upon the signing of these contracts and amortizes the corresponding deferred commission expense over the contract period in which the related research, advisory and consulting revenues are earned. In the event the customer cancels the contract, the commission is refundable with respect to the portion related to the revenue that will not be recognized.

      Revenues from (i) Advisory Service (including Advisory Consulting), Web Site ScoreCard and TEI are aggregated into Research, advisory and consulting and
(ii) Events and Conferences are aggregated into Other, principally events. Revenues from project consulting, Web Site ScoreCard and TEI are recognized as such services are completed. Revenues from events and conferences are recognized as they occur.

      Unbilled accounts receivable, the majority of which are due within one year, primarily result from deferred billing terms offered in connection with Giga's annual contracts.

  Stock-Based Compensation

      Giga has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock Based Compensation," and as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FAS 123," but applies APB No. 25 and related interpretations in accounting for stock options. Accordingly, no compensation expense has been recognized for the issuance of stock options except for grants deemed to be compensatory options, as discussed in Note 14. Pursuant to the required pro forma disclosure under the fair value method of estimating compensation cost, Giga has estimated the fair value of its non-compensatory stock options by applying the Black-Scholes method which considers volatility of the underlying stock using risk free interest rates based on zero coupon Treasury instruments with maturities similar to the estimated option term and assuming no dividends.

                          GIGA INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

         Had compensation cost for Giga's stock option plans been determined based on the Black-Scholes valuation at the grant date for awards in 2002, 2001 and 2000 consistent with the provisions of SFAS No. 123, Giga's net income
(loss) to common stockholders and net income (loss) per share to common stockholders would have approximated the SFAS No. 123 pro forma amounts indicated below (in thousands, except per share amounts):

                                                                        YEAR ENDED DECEMBER 31,
                                                                ----------------------------------------
                                                                   2002           2001           2000
                                                                ----------     ----------     ----------
Net income (loss), as reported                                  $    2,965     $   (2,435)    $   (8,232)
Deduct:  Total stock-based employee compensation expense
  determined under the fair value method for all awards, net
  of related tax effects                                            (1,898)        (2,116)        (2,085)
                                                                ----------     ----------     ----------
Proforma net income (loss)                                      $    1,067     $   (4,551)    $  (10,317)
                                                                ==========     ==========     ==========

Earnings (loss) per common share
  Basic - as reported                                           $     0.28     $    (0.23)    $    (0.80)
  Basic - proforma                                              $     0.10     $    (0.43)    $    (1.00)

  Diluted - as reported                                         $     0.26     $    (0.23)    $    (0.80)
  Diluted - proforma                                            $     0.09     $    (0.43)    $    (1.00)

      Since options vest over several years, the effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of the effects on reported net income for future years. SFAS No. 123 does not apply to awards prior to 1996.

  Property and Equipment

      Property and equipment are stated at cost. Property and equipment acquired are recorded at the estimated fair market value of those assets at the date of acquisition. Expenditures for maintenance and repairs are charged to expense; expenditures for additions, renewals and betterments are capitalized.

      Depreciation, which includes the amortization of assets recorded under capital leases, is computed for financial reporting purposes principally by use of the straight-line method over the following estimated useful lives:

Computers and related equipment                      3 years
Furniture and fixtures                               5 years
Motor vehicles                                       7 years
Leaseholds and related improvements         Shorter of economic life or remaining lease term

      Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation is eliminated from the balance sheet and the resulting gains or losses are reflected in income.

      Costs incurred in connection with providing additional functions and features to GigaWeb, Giga's interactive web site for information technology research and discussion, are capitalized in accordance with the provisions of Emerging Issues Task Force "("EITF") 00-02, "Accounting for Web Site Development Costs." During 2001, Giga capitalized approximately $1.4 million of costs incurred to upgrade GigaWeb.

  Long-Lived Assets, including Goodwill

      Giga regularly reviews long-lived assets for impairment. Any write-downs are treated as permanent reductions in the carrying amount of the assets. Management's policy regarding long-lived assets is to evaluate the recoverability of its assets on a quarterly basis and when the facts and circumstances suggest that these assets may be impaired. The test of such recoverability is a comparison of the asset value to its expected undiscounted future cash flows over the remaining life of the asset. This analysis relies on a number of factors including operating results, business plans, budgets, economic projections and changes in management's strategic direction or market emphasis.

                          GIGA INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

  Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) disclosure of contingent assets and liabilities at the dates of the financial statements and (iii) the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Earnings (Loss) per Share

      Giga computes basic and diluted earnings (loss) per share in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares outstanding during the period plus the dilutive effect, if any, of outstanding stock options and warrants using the treasury stock method. Dilutive loss per share is computed using the weighted average number of common shares outstanding during the period and excludes the dilutive potential common shares outstanding, as their effect would be antidilutive. The table below represents the calculation of both basic and diluted earnings (loss) per share (in thousands, except per share data).

                                                           YEAR ENDED DECEMBER 31,
                                                      ---------------------------------
                                                        2002        2001         2000
                                                      --------    --------     --------
Net income (loss)                                     $  2,965    $ (2,435)    $ (8,232)

Basic weighted average common shares outstanding        10,726      10,573       10,271
Dilutive effect of stock options                           634          --           --
Dilutive effect of warrants                                148          --           --
                                                      --------    --------     --------
Diluted weighted average common shares outstanding      11,508      10,573       10,271
                                                      ========    ========     ========

Basic earnings (loss) per common share                $   0.28    $  (0.23)    $  (0.80)
Diluted earnings (loss) per common share              $   0.26    $  (0.23)    $  (0.80)

      Stock options and warrants to purchase 2,972,884 shares of common stock for the year ended December 31, 2002 were outstanding but were not included in the computation of diluted earnings per share because the exercise price of these stock options and warrants was greater than the average market price of the common stock for the period. Due to Giga's net loss for the years ended December 31, 2001 and 2000, stock options and warrants to purchase 5,504,119 and 4,065,097 shares of common stock, respectively, were not included in the computation of diluted loss per share, as their effect would have been antidilutive.

  Comprehensive Income (Loss)

      Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes certain changes in equity that are excluded from net income (loss). At December 31, 2002, accumulated other comprehensive income was comprised solely of cumulative foreign currency translation adjustments. The individual components of comprehensive income (loss) are reflected in the consolidated statement of stockholders' deficit for the years ended December 31, 2002, 2001 and 2000.

  New Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations." SFAS No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." SFAS 141 requires that all business combinations in the scope of this Statement to be accounted for using one method, the purchase method. This Statement is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for using the purchase

                          GIGA INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

method for which the date of acquisition is July 1, 2001 or later. Giga followed the guidance of SFAS No. 141 related to its acquisition of Gigaweb Ltd.

      In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." This Statement addresses how intangible assets that are acquired individually or with a group of assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Goodwill and intangible assets acquired after June 30, 2001 are subject immediately to the nonamortization and amortization provisions of SFAS No. 142. Giga adopted SFAS No. 142 during the first quarter of fiscal 2002. As discussed in Note 4, Giga recorded an impairment charge related to goodwill of $512,000 for the year ended December 31, 2001. If Gigaweb Ltd. continues to experience a contraction in its subscription base or market conditions further deteriorate, the remaining goodwill of $665,000 could become impaired in the future. Since Giga acquired Gigaweb Ltd. after June 30, 2001, it did not record amortization related to this transaction, and therefore Giga's adoption of SFAS No. 142 did not have a significant effect on its financial position or its results of operations.

      In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and provides a single accounting model for long-lived assets to be disposed of. This Statement is effective for fiscal years beginning after December 15, 2001. Giga's adoption of SFAS No. 144 did not have a significant effect on its financial position or its results of operations.

      In January 2002, the Emerging Issues Task Force reached a final consensus on Issue No. 01-14, "Income Statement Characterization of Reimbursements Received for "Out-of-Pocket" Expenses Incurred" ("EITF 01-14"), formerly EITF Abstracts, Topic No. D-103. In their final consensus, the Task Force concluded that reimbursements received for out-of-pocket expenses incurred should be characterized as revenue in the statement of operations. Giga incurs incidental expenses in the delivery of its services that in practice are commonly referred to as "out-of-pocket" expenses. These expenses include, but are not limited to, travel and related charges. Accordingly, Giga adjusted revenue for all periods reported to include the out-of-pocket expenses. Previously, these out-of-pocket expense reimbursements were classified as a reduction of costs of services. This change in classification had no effect on the current or previously reported net income (loss) or earnings (loss) per share.

      In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds SFAS No 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements," and SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers." SFAS No. 145 also amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have the same economic effects as sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of this Statement related to the rescission of SFAS No. 4 are effective for fiscal years beginning after May 15, 2002. The provisions of this Statement related to SFAS No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of this Statement are effective for financial statements issued on or after May 15, 2002. Giga's adoption of SFAS No. 145 has not had, and is not expected to have, a significant effect on its financial position or its results of operations.

      In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Management of Giga is currently assessing the impact that the adoption of SFAS No. 146 will have on Giga's financial position and results of operations.

      In November 2002, the Emerging Issues Task Force reached a final consensus on Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"). In their final consensus, the Task Force concluded that revenue arrangements with multiple deliverables should be divided into separate units of accounting if the deliverables meet a set of defined criteria and that applicable revenue recognition criteria should be considered separately for separate units of accounting. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Management of Giga is currently assessing the impact that the adoption of EITF 00-21 will have on Giga's financial position and results of operations.

                          GIGA INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

      In November 2002, the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34." FIN 45 clarifies the requirements relating to guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees.

      In November 2002, the FASB issued FIN No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34. The interpretation requires that a guarantor recognize, at the inception of a guarantor, a liability for the fair value of the obligation undertaken by issuing the guarantee. The interpretation also requires additional disclosures to be made by a guarantor in its annual financial statements about its obligations under certain guarantees it has issued. The accounting requirements for the initial recognition of guarantees are applicable on a prospective basis for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for all guarantees outstanding, regardless of when they were is sued or modified, for the year ended December 31, 2002. The following is a summary of agreements that are within the scope of FIN No. 45.

      As permitted under Delaware law, the Company has agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company's request in such capacity. The term of the indemnification period runs until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that limits its exposure and enables it to recover a portion of any future amounts paid. As a result of insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal.

      The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally business partners or customers, in connection with any U.S. patent, or any copyright or other intellectual property infringement claim by any third party with respect to the Company's products. The term of these indemnification agreements is generally perpetual any time after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FAS 123." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. This Statement also amends Accounting Principles Board Opinion No. 28, "Interim Financial Reporting" ("APB No. 28"), to require disclosure about those effects in interim financial statements. The amendments to SFAS No. 123 are generally effective for financial statements for fiscal years ending after December 15, 2002. The amendment to APB No. 28 is effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. Giga's adoption of SFAS No. 148 has not had, and is not expected to have, a significant effect on its financial position or its results of operations.

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51," which requires all variable interest entities (VIEs) to be consolidated by the primary beneficiary. The primary beneficiary is the entity that holds the majority of the beneficial interest in the VIE. In addition, the interpretation expands the disclosure requirements for both variable interest entities that are consolidated as well as VIEs from which the entity is the holder of a significant amount of beneficial interests, but not the majority. FIN 46 is effective for all VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of this interpretation is not expected to be material to Giga's consolidated financial position or results of operations.

3. ACQUISITIONS

      On July 9, 2001, Giga purchased 2,383 shares of common stock of Gigaweb Ltd., which sells and markets Giga's research, advisory and consulting services primarily in Israel, for $574,000. This transaction resulted from the exercise of an option by a number of the outside shareholders of Gigaweb Ltd., pursuant to a Stock Purchase Agreement. Under the terms of this option, Giga was required to purchase the shares of Gigaweb Ltd. based on a fixed multiple of the Annualized Value of Gigaweb Ltd. one month prior to the date of exercise. Management believes the fixed multiple approximated fair value at the date of acquisition, as compared to market multiples of other comparable companies. As a result of this transaction, Giga's ownership of Gigaweb Ltd. increased from 7.8% to 53.4%.

                          GIGA INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

      On December 31, 2001, Giga purchased the remaining 2,431 shares of Gigaweb Ltd. for $642,000 as a result of the exercise of the option held by the remaining principal shareholder of Gigaweb Ltd, pursuant to a Letter Agreement that amended the original Stock Purchase Agreement between Giga and the shareholders of Gigaweb Ltd. ("Amended Agreement"). Under the terms of the Amended Agreement, Giga was required to purchase the shares of Gigaweb Ltd. based on a fixed multiple of the Annualized Value of Gigaweb Ltd. at December 31, 2001, or a defined minimum value. On the date the option was exercised, Giga was required to pay the minimum value. The difference between the minimum value and the fair value of the assets acquired was $332,000 and is included in the Consolidated Statement of Operations under the caption "Impairment and other charges." As a result of acquiring the remaining shares of Gigaweb Ltd., Giga's ownership of Gigaweb Ltd. increased from 53.4% to 100%. As of December 31, 2001, Giga had recorded an amount payable of $642,000 related to this transaction, which is included in accrued expenses and other current liabilities in the Consolidated Balance Sheet at December 31, 2001. This amount was paid in full by April 2002.

      While immaterial to Giga's consolidated results, the results of Gigaweb Ltd.'s operations have been included in Giga's consolidated results as of the date of acquisition.

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

                                     JULY 9, 2001   DECEMBER 31, 2001        TOTAL
                                     ------------   -----------------      ---------
Current assets                         $    248          $    100          $    348
Property and equipment                       37                26                63
Goodwill                                    689               488             1,177
                                       --------          --------          --------
    Total assets acquired                   974               614             1,588
                                       --------          --------          --------

Current liabilities                         141                73               214
Long-term liabilities                       259               231               490
                                       --------          --------          --------
    Total liabilities assumed               400               304               704
                                       --------          --------          --------

                                       --------          --------          --------
    Net assets acquired                $    574          $    310          $    884
                                       ========          ========          ========

      The unaudited proforma information below assumes that Gigaweb Ltd. had been acquired on January 1, 2000. This is presented for informational purposes only and is not necessarily indicative of the results of future operations or results that would have been achieved had the acquisition taken place at the beginning of 2000.

                                                             YEAR ENDED DECEMBER 31,
                                                           ---------------------------
(in thousands, except per share data - unaudited)            2001               2000
                                                           --------           --------
Revenue - proforma                                         $ 70,640           $ 69,617
Net loss - proforma                                        $ (2,632)          $ (8,477)
Net loss per share (basic and diluted) - proforma          $  (0.25)          $  (0.83)

4. GOODWILL

      Due to significant deterioration in the financial performance of Gigaweb Ltd. during the second half of fiscal 2001 (including continued operating losses and a 47% decline in its Annualized Value), management performed a review of the goodwill acquired and determined that an impairment occurred in 2001. Giga's management based its analysis on the guidance provided in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Management's analysis concluded that the sum of the expected future cash flows (undiscounted and without interest charges) was less than the carrying amount of Gigaweb Ltd. and an impairment loss was recognized in accordance with SFAS No. 121. Giga calculated this impairment charge as the difference between the carrying amount and fair value of the asset, with fair value being estimated based on a multiple of Annualized Value, as determined by the market value of other comparable businesses. Giga recorded an impairment loss of $512,000 for the year ended December 31, 2001, which is included in the Consolidated Statement of Operations under the caption "Impairment and other charges."

      In accordance with SFAS No. 142, Giga's management performed an annual goodwill impairment test in 2002. Management based its analysis on the guidance provided by SFAS No. 142 and concluded that the fair value of the asset exceeded the carrying amount of the asset. Based on this conclusion, Giga did not record an impairment charge for the year ended December 31, 2002.

      The table below presents the changes in the carrying amount of goodwill for the year ended December 31, 2002 and 2001 (in thousands):

                          GIGA INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                                                   YEAR ENDED DECEMBER 31,
                                                   2002              2001
                                                 --------          --------
Goodwill balance at beginning of period          $    665          $     --
Goodwill acquired during the year                      --             1,177
Impairment loss                                        --              (512)
                                                 --------          --------
Goodwill balance at end of period                $    665          $    665
                                                 ========          ========

5. SALE OF STOCK BY FORMER SUBSIDIARY:

      On September 6, 2000, Giga Information Group S.A., Giga's former wholly-owned subsidiary in Paris, France that sold and marketed research, advisory and consulting services in France, Belgium, Luxembourg and Switzerland, issued 482,484 shares of its common stock to new investing parties for 4,467,802 Euros or 9.26 Euros per share. Giga records gains and losses arising from issuances of stock by its subsidiaries directly to additional paid-in capital in accordance with the provisions of SAB No. 51, "Accounting for Sales of Stock of a Subsidiary." Accordingly, Giga decreased the carrying value of its investment in Giga Information Group S.A., now called GigaGroup S.A., and increased additional paid-in capital by $812,000, representing the difference between the carrying value of Giga's investment in GigaGroup S.A. prior to the transaction and the fair value of the investment as determined by the transaction. As a result of the issuance of these shares, Giga's ownership of GigaGroup S.A. decreased from 100% to 19.9%. Since Giga no longer exercises significant influence over this entity, the results of GigaGroup S.A. have not been included in the consolidated financial results of Giga since the date of the stock issuance.

      In 2001, GigaGroup S.A. issued additional shares of its common stock to its shareholders, increasing the total number of shares to 766,371. Giga relieved GigaGroup S.A. of $250,000 of trade accounts receivables due to Giga in exchange for an additional 29,346 shares of common stock in GigaGroup S.A., giving Giga a total of 149,241 shares of the common stock. As a result of this transaction, Giga's ownership of the entity decreased from 19.9% to 19.5% as of December 31, 2001.

      In 2002, GigaGroup S.A. issued a total of 322,683 shares of its common stock to its shareholders, increasing the total number of shares outstanding to 1,089,054 from 766,371. As a result of this issuance, Giga's ownership of the entity decreased from 19.5% to 13.7%. Giga's investment in GigaGroup S.A. of $1,215,000 is carried at cost and is included in other assets on Giga's Consolidated Balance Sheet at December 31, 2002.

      In 2002, GigaGroup S.A. also issued a total of 219,752 convertible bonds with detachable warrants to purchase 219,752 shares of its common stock. Giga purchased 8,136 of these convertible bonds with detachable warrants to purchase 8,136 shares of GigaGroup S.A. common stock for 75,339 Euros at 9.26 Euros per convertible bond. The bonds expire on June 30, 2006 and are convertible at any time upon the holder's request. The bonds are convertible at a conversion rate of one share of GigaGroup S.A. common stock per one convertible bond. Upon expiration, the conversion rate will be calculated based upon a defined target for net income for fiscal years 2004 and 2005. If GigaGroup S.A.'s operating results are on target, then the conversion rate will be one share of GigaGroup S.A. common stock per one convertible bond. If GigaGroup S.A.'s operating results are less than 70% of the target, then the conversion rate will be 1.43 shares of GigaGroup S.A. common stock per one convertible bond. If GigaGroup S.A.'s operating results fall below target but are more than 70% of the target, then the conversion rate will be prorated based on the percentage by which the target was not met. The detachable warrants are exercisable at any time prior to the expiration of the convertible bonds at an exercise price of 6.48 Euros per share.

6. RESTRUCTURING AND EXIT COSTS:

      In February 2000, Giga announced its plan to restructure its events and conferences business. As a result, Giga eliminated a total of 4 positions in the fourth quarter of fiscal 2000. Giga recorded a restructuring charge of $70,000 for the year ended December 31, 2000 for severance and other employee-related costs associated with this restructuring. All amounts related to the restructuring of the events and conferences business were paid in the fourth quarter of 2000.

      In February 2000, Giga also announced its plan to consolidate operations in its Watford, U.K. and Windsor, U.K. locations into one common facility in the Windsor area. Nine employees from its finance and its conferences groups elected not to relocate to the Windsor area. In connection with this facility project, Giga recorded a restructuring charge of $183,000 for the year ended December 31, 2000 for lease cancellation fees and related costs and severance and other employee benefit costs. As of December 31, 2000, the remaining provision balance was $107,000. In June 2001, Giga announced its plan to cancel the facility project in the United Kingdom. As a result, Giga recorded a net restructuring charge of $439,000 for the year ended December 31, 2001. This net charge consisted of a $55,000 reduction to the provision recorded in 2000, a $778,000 charge recorded in the second quarter of 2001 for facility and other exit costs related to the cancellation of the project, and an adjustment recorded in the fourth quarter of 2001 for $284,000 to reverse a portion of the charge booked in the second quarter of 2001 since the actual exit costs were lower than contractual commitments. As of December 31,

                          GIGA INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

2002 and 2001, the remaining provision balance was $21,000. All of the remaining amounts related to the facility project were paid in January 2003.

      During 2001, Giga also recorded a restructuring charge of $890,000 for involuntary employee termination benefit costs in connection with staff reductions made during the second, third, and fourth quarters of 2001. There were a total of 117 employees terminated, 99 of whom were from North America and 18 of whom were from Europe, across all departments. Employee termination benefit costs included severance, salary continuation, medical and other benefits. As of December 31, 2001, the remaining provision balance was $50,000. A substantial portion of the remaining amounts related to the staff reductions were paid during 2002. Giga carried a minimal provision balance as of December 31, 2002 for the remaining costs related to the staff reductions.

      The table below outlines the restructuring charges (in thousands, except number of employee terminations.)

                                                            YEAR ENDED DECEMBER 31,
                                                            2002              2001
                                                          --------          --------
UK Facility Project:
   Accrued liability at beginning of period               $     21          $    107
   Charges to operations
      Facility costs and other related fees                     --               439
   Costs incurred
      Facility costs and other related fees                     --               525
                                                          --------          --------
   Accrued liability at the end of the period             $     21          $     21
                                                          ========          ========
   Cash expenditures                                      $     --          $    525

Staff Reductions:
   Accrued liability at beginning of period               $     50          $     --
   Charges to operations
      Severance and other employee related costs                --               890
   Costs incurred
      Severance and other employee related costs                44               840
                                                          --------          --------
   Accrued liability at the end of the period             $      6          $     50
                                                          ========          ========
   Cash expenditures                                      $     44          $    840
   Number of employee terminations                              --               117

7. RELATED PARTIES:

      In February 1998, Giga entered into an agreement with Mr. Gilmour, a director and co-founder of Giga, relating to Mr. Gilmour's continuing relationship with Giga. As part of this agreement, Giga received a 7.5% equity interest in a company newly formed by Mr. Gilmour and was granted an irrevocable, royalty-free, worldwide license to use any software, products or technologies the new company develops during the three-year period commencing on February 1, 1998. Effective December 31, 2002, Mr. Gilmour resigned from his duties as a director of Giga. In connection with his resignation, Giga modified the terms of stock options previously granted to Mr. Gilmore, and recorded compensation expense of approximately $5,000 for the year ended December 31, 2002.

      In December 1998, Giga entered into an agreement with Mr. Crandall, Chairman of the Board and a director of Giga, for consulting services to be provided over a two-year period ending June 30, 2000. The agreement provided for total payments of $300,000 for consulting fees and $48,000 for operational expenses. Also pursuant to this agreement, Giga granted Mr. Crandall options to purchase a total of 100,000 shares at an exercise price of $3.625 per share, the fair market value on the date of grant. The options vested over a four-year period for services provided through June 30, 2000 (see Note 14).

      In August 1999, Giga entered into an agreement with Mr. Landry, a director of Giga, for consulting services to be provided over a two-year period ending August 31, 2001. Pursuant to this agreement, Giga granted Mr. Landry options to purchase a total of 25,000 shares at an exercise price of $5.75 per share, the fair market value on the date of grant. These options vested over a two-year period for services provided through August 31, 2001 (see Note 14).

      In July 2001, Giga entered into an agreement with Mr. Faherty, a director of Giga, for consulting services to be provided over a

                          GIGA INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

two-year period ending July 17, 2003. Pursuant to this agreement, Giga granted Mr. Faherty options to purchase a total of 15,000 shares at an exercise price of $0.79 per share, the fair market value on the date of grant. These options vested immediately and are subject to the terms of Giga's 1999 Share Incentive Plan (see Note 14).

      In August 2002, Giga entered into an agreement with Mr. Crandall, Chairman of the Board and a director of Giga, for consulting services to be provided over the term commencing on August 29, 2002 through the day that was thirty days after the appointment of a new President and Chief Executive Officer of Giga (Robert K. Weiler, Giga's former President and Chief Executive Officer, had resigned effective November 1, 2002). Giga appointed John F. Andrews as President and Chief Executive Officer of Giga on November 1, 2002. Pursuant to this agreement, Giga paid Mr. Crandall a total consulting fee of $33,000. On October 2, 2002, pursuant to this agreement, Giga granted Mr. Crandall options to purchase a total of 30,000 shares of Giga's common stock at an exercise price of $1.16 per share, the fair market value on the date of grant. On October 31, 2002, pursuant to this agreement, Giga granted Mr. Crandall options to purchase a total of 5,000 shares of Giga's common stock at an exercise price of $1.25 per share, the fair market value on the date of grant. These options vested immediately and are subject to the terms of Giga's 1999 Share Incentive Plan (see Note 14). Giga recorded compensation expense of approximately $31,000 for the year ended December 31, 2002, representing the fair value of these options.

      In December 2002, Giga entered into an agreement with Mr. Crandall, chairman of the board and a director of Giga, for consulting services to be provided over a one-year period ending November 30, 2003. Giga will pay Mr. Crandall a consulting fee of approximately $5,500 per month for the term of the agreement. Pursuant to this agreement, so long as Mr. Crandall performs his services, on the last day of each month Giga will grant him options to purchase 2,500 shares of Giga's common stock. The options will be granted at an exercise price equal to the fair market value on the date of grant, will vest immediately, and will be subject to the terms of Giga's 1999 Share Incentive Program (see Note 14). Pursuant to this agreement, on December 31, 2002 and February 11, 2003, Giga granted Mr. Crandall options to purchase 2,500 shares of Giga's common stock at exercise prices of $1.25 and $4.66 per share, respectively, the fair market value on each date of grant. Subsequent to the announcement of Giga's acquisition by Forrester, Mr. Crandall waived his right to ongoing monthly grants of stock options.

                          GIGA INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

8. PREPAID EXPENSES AND OTHER CURRENT ASSETS:

      Prepaid expenses and other current assets consist of the following (in thousands):

                                                         DECEMBER 31,
                                                  --------------------------
                                                    2002              2001
                                                  --------          --------
Prepaid compensation                              $  2,085          $  3,091
Other                                                  762             1,025
                                                  --------          --------
    Total                                         $  2,847          $  4,116
                                                  ========          ========

9. PROPERTY AND EQUIPMENT

      Property and equipment at cost, less accumulated depreciation and amortization, consist of the following (in thousands):

                                                         DECEMBER 31,
                                                  --------------------------
                                                    2002              2001
                                                  --------          --------
Computer and related equipment                    $ 11,660          $ 11,399
Furniture and fixtures                               2,408             2,344
Motor vehicles                                          32                35
Leasehold improvements                                 563               550
                                                  --------          --------
                                                    14,663            14,328
Less accumulated depreciation and amortization      11,325             8,558
                                                  --------          --------
Property and equipment, net                       $  3,338          $  5,770
                                                  ========          ========

      Depreciation expense, including amortization of assets under capital leases, was $3,256,000 for the year ended December 31, 2002, $3,576,000 for the year ended December 31, 2001 and $2,924,000 for the year ended December 31, 2000.

10. INCOME TAXES

For financial reporting purposes, income (loss) before income taxes includes the following components (in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                  ----------------------------------------------
                                                    2002               2001               2000
                                                  --------           --------           --------
Pre-tax loss from continuing operations:
    United States                                 $  3,865           $  1,456           $ (5,778)
    Foreign                                           (719)            (3,751)            (2,479)
                                                  --------           --------           --------
Total                                             $  3,146           $ (2,295)          $ (8,257)
                                                  ========           ========           ========

The income tax provision (benefit) of the loss from continuing operations consists of the following components (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------
                                                    2002              2001              2000
                                                  --------          --------          --------
U. S. Federal and state                           $    141          $    140          $     (1)
Foreign                                                 40                --               (24)
                                                  --------          --------          --------
Income tax provision (benefit)                    $    181          $    140          $    (25)
                                                  ========          ========          ========

                          GIGA INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

A reconciliation of the Company's effective tax rate to the statutory federal rate is as follows:

                                                                    PERCENTAGES FOR THE
                                                                  YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------
                                                            2002            2001            2000
                                                          --------        --------        --------
Income tax at the statutory rate                              34.0%           34.0%           34.0%
Foreign subsidiary losses with no benefit recognized          12.5           (39.6)           (9.1)
Foreign subsidiary losses benefited                           (3.4)            0.0             0.0
Foreign income taxed at different rates                        0.0            (2.8)           (0.8)
U. S. losses with no benefit recognized                        0.0             0.0           (21.3)
U. S. losses benefited                                       (43.0)           22.9             0.0
Nondeductible goodwill                                         0.0           (13.2)            0.0
Other items - net                                              5.7            (7.4)           (2.5)
                                                          --------        --------        --------
Effective tax rate                                             5.8%           (6.1%)           0.3%
                                                          ========        ========        ========

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the corresponding amounts used for income tax purposes. Significant components of Giga's deferred tax assets and liabilities are as follows (in thousands):

                                                                  YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------
                                                            2002            2001            2000
                                                          --------        --------        --------
Deferred tax assets:
    Deferred revenue                                      $  1,113        $  1,403        $    524
    Net operating loss carryforwards                        32,346          33,864          32,234
    Other - net                                              2,383           2,041           2,293
                                                          --------        --------        --------
       Total deferred tax assets                            35,842          37,308          35,051
Valuation allowance for deferred tax assets                 35,842          37,308          35,051
                                                          --------        --------        --------
Net deferred tax assets                                   $     --        $     --        $     --
                                                          ========        ========        ========

Giga has provided a full valuation allowance for the deferred tax assets since the realization of these future benefits is not sufficiently assured as of the end of each related fiscal year. As Giga achieves profitability, these deferred tax assets will be available to offset future income tax liabilities and expenses.

Giga has available net operating loss carryforwards of approximately $82,186,000 at December 31, 2002 and $85,820,000 at December 31, 2001, which may be used to reduce future taxable income. Of these amounts, at December 31, 2002 and 2001, U.S. carryforwards of approximately $66,976,000 and $71,441,000 expire in various years through 2020, certain non-U.S. carryforwards of approximately $15,209,000 and $14,379,000 expire in various years through 2006 and the balance may be carried forward indefinitely. If losses of acquired companies are used to reduce future taxable income, associated tax benefits will first reduce acquired goodwill and other non-current intangible assets before being recognized as a reduction of income tax expense in the period the benefits are realized. Utilization of the net operating loss carryforwards may be limited pursuant to the provisions of Section 382 of the Internal Revenue Code of 1986, as amended.

Approximately $436,000 of the net operating loss carryforwards available for federal income tax purposes relate to exercises of non-qualified stock options and disqualifying disposition of incentive stock options, the benefit from which, if realized, will be credited to additional paid-in capital.

                          GIGA INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

11. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

      Accrued expenses and other current liabilities consist of the following (in thousands):

                                                          DECEMBER 31,
                                                  --------------------------
                                                    2002              2001
                                                  --------          --------
Accrued compensation and benefits                 $  2,784          $  2,703
Sales tax payable                                      800             1,169
Other                                                3,694             3,721
                                                  --------          --------
    Total                                         $  7,278          $  7,593
                                                  ========          ========

12. BORROWINGS:

  Accounts Receivable Financing Agreement

      As of December 31, 2002, there were no borrowings outstanding pursuant to the accounts receivable financing agreement, dated April 7, 2000, between Giga and a bank (the "Accounts Receivable Financing Agreement"), which Giga renewed on March 27, 2002 (the "2002 Financing Agreement"). Giga was in compliance with the financial covenants of the 2002 Financing Agreement as of December 31, 2002.

      In April 2000, Giga established a one-year Accounts Receivable Financing Agreement (the "Financing Agreement") with a bank, under which it could finance up to a maximum of $5.0 million of the eligible accounts receivable, as defined by the Financing Agreement, at an advance rate not to exceed 80%. Upon execution of the Financing Agreement, Giga paid fees totaling $30,000. Loans under the Financing Agreement incurred interest at the bank's prime rate plus 1.5%. A monthly collateral handling fee of 0.375% was charged on the average daily financed receivable balance outstanding. In connection with the Financing Agreement, Giga issued warrants to purchase 24,000 shares of Giga common stock (see Note 14). During the year ended December 31, 2000, Giga pledged approximately $3.4 million of accounts receivable as collateral, and received proceeds of approximately $2.7 million pursuant to the Financing Agreement. Giga repaid approximately $1.4 million, leaving an outstanding balance of approximately $1.4 million and approximately $2.6 million available to borrow as of December 31, 2000.

      In April 2001, Giga renewed the Financing Agreement for a second one-year period under identical terms except that loans under the renewed Financing Agreement bore interest at the bank's prime rate plus 0.5%. Upon renewal of the Financing Agreement, Giga paid fees totaling $25,000 and modified the terms of the warrants issued in connection with execution of the Financing Agreement in April 2000 (see Note 14).

      The Financing Agreement is collateralized by substantially all of Giga's tangible and intangible assets, including intellectual property. The Financing Agreement required Giga to conform to certain financial covenants, including the requirement to increase the annualized value of Giga's subscription contracts on a quarterly basis and the requirement to maintain an adjusted quick ratio, a ratio of quick assets, which includes unrestricted cash, cash equivalents and net billed receivables, to current liabilities minus deferred revenue, of at least 1.25 to 1.00. As of June 30, 2001, Giga was not in compliance with either of these covenants.

      As a result of Giga's non-compliance, on August 31, 2001, a Loan Modification and Forbearance Agreement (the "August Forbearance Agreement") was entered into by and between Giga and the bank. Upon executing the August Forbearance Agreement, Giga paid fees totaling $10,000. Under the August Forbearance Agreement, the bank agreed to forbear until October 31, 2001 from exercising its remedies under the Financing Agreement. Effective September 1, 2001, loans under the August Forbearance Agreement bore interest at the bank's prime rate plus 5.5%, the monthly collateral handling fee rose to 0.875% on the average daily financed receivable balance outstanding, the amount of eligible receivables decreased to a maximum of $4.0 million for the remainder of the one-year facility period and beginning September 17, 2001, was reduced further by $312,500 on a weekly basis. However, as of September 24, 2001, the bank ceased the weekly reductions to the amount of eligible receivables through October 31, 2001 and reinstated the maximum amount of eligible accounts receivable to $4.0 million. Upon executing the August Forbearance Agreement, Giga issued warrants to purchase 300,000 shares of Giga common stock (see Note
14).

      On November 6, 2001, as a result of Giga's continued non-compliance with the financial covenants of the Financing Agreement, Giga entered into a second Loan Modification and Forbearance Agreement (the "November Forbearance Agreement") with the bank, under which the bank agreed to forbear from exercising its remedies under the Financing Agreement until December 31, 2001. The terms of the November Forbearance Agreement maintained the existing forbearance interest rates and fees. However, beginning on November 8, 2001,

                          GIGA INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

the maximum amount of eligible receivables was reduced by $312,500 each week until the maximum amount of eligible accounts receivables reached $3,125,000.

      During the year ended 2001, Giga pledged $19.0 million of accounts receivable as collateral, received proceeds of $15.2 million and repaid $14.1 million pursuant to the Financing Agreement. An outstanding balance of $2.5 million remained as of December 31, 2001, fully utilizing the amount available under the Financing Agreement.

      Although Giga was not in compliance with the financial covenants of the Financing Agreement as of December 31, 2001, the bank thereafter continued to advance Giga funds pursuant to the terms of the November Forbearance Agreement. During January 2002, Giga pledged $1.9 million of accounts receivable as collateral and received proceeds of $1.5 million. During the first quarter of fiscal 2002, Giga repaid a total of $4.0 million, leaving no borrowings pursuant to the Financing Agreement outstanding as of March 27, 2002.

      On March 27, 2002, Giga renewed the Financing Agreement for a third one-year period (the "2002 Financing Agreement"), allowing Giga to finance up to a maximum of $5.0 million of the eligible accounts receivable, as defined by the 2002 Financing Agreement, at an advance rate not to exceed 80%. Upon execution of the 2002 Financing Agreement, Giga paid fees totaling $37,500. Loans under the 2002 Financing Agreement bear interest at the bank's prime rate plus 1.0%. The bank charges a monthly collateral handling fee of 0.25% on the average daily financed receivable balance outstanding. The 2002 Financing Agreement is collateralized by substantially all of Giga's tangible and intangible assets, including intellectual property. Giga is subject to various financial covenants under the 2002 Financing Agreement, including the requirement to maintain a minimum adjusted quick ratio of 1.4 to 1.0 on a quarterly basis, with the exception of the second fiscal quarter of 2002, where an adjusted quick ratio of
1.25 to 1.0 was permitted. Giga is also required to achieve a minimum net income of $1.00 on a quarterly basis, with a one time quarterly net loss of $100,000 permitted.

Overdraft Facility

      In August 2001, Giga's wholly-owned subsidiary in the United Kingdom, Giga Information Group Ltd., established an Overdraft Facility (the "Overdraft Facility") with a bank, under which it could borrow up to 100,000 British pounds. Upon execution of the Overdraft Facility, Giga paid fees totaling 1,000 British pounds. Borrowings under the Overdraft Facility bore interest at the bank's base rate plus 1.5%. The Overdraft Facility is secured by a debenture over the assets of Giga Information Group, Ltd.

      In December 2001, the terms of the Overdraft Facility were amended. Upon execution of the amended Overdraft Facility, Giga paid fees totaling 500 British pounds. The terms of the amended Overdraft Facility maintained the existing interest rate and allowed Giga Information Group, Ltd. to borrow an additional 100,000 British pounds, for a total of up to 200,000 British pounds, through March 31, 2002. The Overdraft Facility was originally scheduled to expire in July 2002. There were no borrowings outstanding under the Overdraft
Facility as of December 31, 2001. In July 2002, the Overdraft Facility expired.

      There were no short-term borrowings outstanding as of December 31, 2002. The weighted average interest rate outstanding on all short-term borrowings was 9.9% for the year ended December 31, 2001 and 11.0% for the year ended December 31, 2000.

13. COMMITMENTS AND CONTINGENT LIABILITIES:

  Lease Commitments

      Giga leases certain office space and equipment under operating and capital leases. The present value of the remaining future minimum lease payments under capital leases is recorded as a capitalized lease asset and related capitalized lease obligation. Assets under capital leases are summarized as follows (in thousands):

                                                         DECEMBER 31,
                                                  --------------------------
                                                    2002              2001
                                                  --------          --------
Computer and related equipment                    $    577          $    577
Furniture and fixtures                                 383               383
                                                  --------          --------
                                                       960               960
Less accumulated amortization                          621               301
                                                  --------          --------
Net assets under capital leases                   $    339          $    659
                                                  ========          ========

                          GIGA INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

      The future minimum payments under all capital leases, including those with non-cancelable terms of less than one year, and all operating leases with remaining non-cancelable terms of one year or more, as of December 31, 2002, are as follows (in thousands):

                                                                        CAPITAL        OPERATING
                                                                        LEASES          LEASES
                                                                      ----------      ----------
2003                                                                  $      304      $    2,159
2004                                                                          --           2,179
2005                                                                          --           1,755
2006                                                                          --             305
2007                                                                          --              81
Thereafter                                                                    --              60
                                                                      ----------      ----------
Total minimum lease payments                                          $      304      $    6,539
                                                                                      ==========
Less estimated executory costs included in capital leases                     42
                                                                      ----------
Net minimum lease payments under capital leases                              262
Less amount representing interest                                              8
                                                                      ----------
Present value of net minimum lease payments under capital leases      $      254
                                                                      ==========

      Rent expense, net of sublease income was approximately $3,380,000 for the year ended December 31, 2002, $2,639,000 for the year ended December 31, 2001, and $2,308,000 for the year ended December 31, 2000. Sublease income was approximately $195,000 for the year ended December 31, 2002, $363,000 for the year ended December 31, 2001, and $196,000 for the year ended December 31, 2000. Giga recorded losses of $934,000 and $113,000 for the year ended December 31, 2002 and 2001, respectively. The losses pertain to rent expense associated with vacant facility space that will continue to be incurred under the lease contract without any economic benefit to Giga. The fair value of the losses was computed based on the remaining lease obligations of the vacant space reduced by the estimated sublease income Giga reasonably expects to receive for the space.

14. STOCK OPTIONS AND WARRANTS:

  Stock Options

      In October 1995, Giga adopted the 1995 Stock Option/Stock Issuance Plan (the "1995 Stock Plan"). On August 28, 1996 the Board of Directors adopted the 1996 Stock Option Plan (the "1996 Stock Plan") to effectively supersede the 1995 Stock Plan. In May 1999, Giga adopted the 1999 Share Incentive Plan (the "1999 Stock Plan") to effectively supercede the 1996 Stock Plan. The 1995 Stock Plan provided for the granting of options to purchase and for direct purchases of up to 1,033,333 shares of common stock. The 1996 Stock Plan provided for the granting of options to purchase up to 1,000,000 shares of common stock. On May 25, 2000, the shareholders approved an amendment to the 1999 Stock Plan, increasing the maximum number of shares of common stock for granting of options, stock appreciation rights, stock awards, performance awards and stock units by 2,000,000 to 3,000,000 shares directly, and up to 1,500,000 shares that are represented by awards granted, or to be granted, under any prior plan which are forfeited, expire, or are cancelled without the issuance of common stock. On July 29, 2002, the shareholders approved an amendment to the 1999 Stock Plan, increasing the maximum number of shares of common stock for granting options, stock appreciation rights, stock awards, performance awards and stock units by 500,000 shares to 3,500,000 shares directly and permitting non-employee directors to participate in the 1999 Stock Plan.

      The 1995 Stock Plan, the 1996 Stock Plan, and the 1999 Stock Plan provide for grants of non-qualifying and incentive options to employees of (including officers and directors who are employed by Giga), and consultants to Giga for the purchase of shares of Giga's common stock, generally at the fair market value determined by the Board on the date of the grant. The 1999 Stock Plan, as did the 1995 Stock Plan, provides for direct purchases of common stock. The Board may determine the date on which these shares vest and become exercisable. Shares purchased as the result of the exercise of these options or direct purchases under the 1995 Stock Plan are subject to Giga's right to repurchase such shares upon the occurrence of certain events and at a price equal to the fair market value as defined on the date of repurchase.

      Options granted under the 1995, 1996, and 1999 stock plans have variable vesting periods. No options granted under these plans have a term in excess of ten years after the date of grant.

      In June 1997, Giga adopted the 1997 Director Stock Option Plan (the "Director Plan") that provides for the granting of non-qualifying stock options to purchase up to 50,000 shares of common stock. Under the Director Plan, non-employee directors are entitled to receive options to purchase 2,000 shares of common stock on July 1 of each year commencing in 1997. On May 25, 2000, shareholders approved amendments to the Director Plan (i) increasing the number of shares of common stock in respect of which options are to be

                          GIGA INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

granted to non-employee directors upon their initial election as a director from 2,000 to 25,000, (ii) increasing the number of shares of common stock in respect of which options are to be granted to non-employee directors annually from 2,000 to 10,000, (iii) increasing the maximum number of shares of common stock in respect of which awards may be granted from 50,000 to 300,000 (of which 163,000 shares were used for the "catch-up" grants described in clause (iv) and 70,000 shares were used for the year 2000 annual grants), and (iv) providing for a "catch-up" grant for all current non-employee directors as of the date of the adoption of the amendments to the Director Plan. On June 4, 2001, the Board of Directors approved an amendment to the Director Plan, commencing on July 20, 2001 and on July 20 of each year thereafter, options to purchase 10,000 shares of common stock will be granted to each non-employee director. In addition, each eligible non-employee director would receive an option to purchase 2,000 shares of common stock upon the initial election to the Board of Directors. On July 29, 2002, the shareholders approved an amendment to the Director Plan increasing the number of shares of common stock for granting options by 200,000 to 500,000 shares. The exercise price of the options, which vest in four equal installments starting from the date of the grant, will equal the fair market value on the date of the grant. Each option shall expire ten years after the date of the grant.

      In January, March, and May 1998 the Board voted to grant 66,535, 319,008 and 93,545 options, respectively, to certain employees at exercise prices of $3.00, $3.00 and $10.50 per share, respectively. The estimated fair market value of Giga's common stock at the date of each of these grants was determined to be $8.40, $8.40 and $12.00 per share, respectively. Accordingly, such grants were deemed to be compensatory options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). During the year ended December 31, 2001, options to purchase 100,000 shares were canceled. Because these options were unvested on the cancellation date, the cancellation of the options resulted in a credit to option-related compensation expense of approximately $183,000.

      Pursuant to an agreement effective July 1998, Giga granted options to purchase a total of 100,000 shares to a director of Giga for consulting services rendered over a two-year period (see Note 7). The options vested over a four-year period for services provided through June 30, 2000. Giga recorded compensation expense of $147,500 for the year ended December 31, 2000 and $120,000 for the year ended December 31, 1999, representing the fair value of the options for the six-month period of 2000 and the twelve-month period of 1999 over which services were rendered.

      Pursuant to an agreement effective August 1999, Giga granted options to purchase a total of 25,000 shares to a director of Giga for consulting services rendered over a two-year period (see Note 7). The options vested over a two-year period contingent upon services being provided through August 31, 2001. These options are variable and are marked to market in accordance with FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans," which resulted in a credit to option-related compensation expense of $18,000 for the year ended December 31, 2001 and compensation expense of $59,200 for the year ended December 31, 2000, representing the fair value of the options for the seven-month period of 2001 and the twelve-month period of 2000 over which the services were rendered.

      Pursuant to an agreement effective July 2001, Giga granted options to purchase a total of 15,000 shares to a director of Giga for consulting services to be rendered over a two-year period (see Note 7). These options were granted at an exercise price equal to the fair market value on the date of grant and vested immediately, resulting in no option-related compensation expense for the year ended December 31, 2001.

      Pursuant to an agreement effective August 2002, Giga granted options to purchase a total of 35,000 shares to a director of Giga for consulting services rendered over a three-month period (see Note 7). These options vested immediately and resulted in option-related compensation expense for of $31,000 for the year ended December 31, 2002.

      Pursuant to an agreement effective December 2002, Giga granted options to purchase a total of 5,000 shares to a director of Giga for consulting services to be rendered over a one-year period (see Note 7). These options vested immediately and resulted in option-related compensation expense of $2,000 for the year ended December 31, 2002.

      Giga recorded total option-related compensation expense of $113,000 for the year ended December 31, 2002. Giga recorded a net credit to option-related compensation expense of $60,000 for the year ended December 31, 2001, as a result of the credits of $183,000 and $18,000 to option-related compensation expense discussed above, net of option-related expense recorded in 2001. Giga recorded total option-related compensation expense of $444,000 for the year ended December 31, 2000.

                          GIGA INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

      A summary of stock option activity through December 31, 2002 is presented below:

                                                          WEIGHTED AVERAGE
                                             SHARES        EXERCISE PRICE
                                          -----------     -----------------
Outstanding at December 31, 1999           2,803,726           $3.58
    Granted                                1,110,654            6.37
    Exercised                               (241,903)           2.51
    Forfeited/canceled                      (385,772)           4.32
                                           ---------
Outstanding at December 31, 2000           3,286,705            4.52
    Granted                                2,011,932            1.29
    Exercised                                (13,788)           1.59
    Forfeited/canceled                      (823,163)           4.38
                                           ---------
Outstanding at December 31, 2001           4,461,686            3.10
    Granted                                  902,800            1.61
    Exercised                                 (5,625)           0.85
    Forfeited/canceled                      (989,018)           2.51
                                           ---------
Outstanding at December 31, 2002           4,369,843            2.93
                                           =========

      Options vested and exercisable at the corresponding weighted average exercise price at December 31, 2002, 2001 and 2000, respectively, were 2,263,755 at $3.67, 1,577,835 at $3.94 and 1,084,370 at $3.34.

      In July and October 1995 Giga granted options to purchase a total of 260,000 shares of common stock other than pursuant to the 1995 Stock Plan at an exercise price of $1.50 per share. In February 2002, options to purchase 220,000 shares of the total 260,000 shares were canceled due to termination of the holder.

      As described in Note 1, Giga applies APB No. 25 and related interpretations in accounting for stock options. Accordingly, no compensation expense has been recognized for the issuance of stock options except for grants deemed to be compensatory options, as previously discussed in this footnote. Pursuant to the required pro forma disclosure under the fair value method of estimating compensation cost, Giga has estimated the fair value of its non-compensatory stock options by applying the Black-Scholes method which considers volatility of the underlying stock using risk free interest rates based on zero coupon Treasury instruments with maturities similar to the estimated option term and assuming no dividends, and has presented such disclosure in Note 1. The fair value of each option granted during these years is estimated on the date of grant using the Black-Scholes option pricing model and the following key assumptions:

                                                                   YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------
                                                            2002            2001            2000
                                                          --------        --------        --------
Expected volatility                                         100.00%         100.00%         100.00%
Dividend yield                                                   0%              0%              0%
Weighted average expected lives, in years                      6.1             6.1             6.0
Weighted average risk free interest rate                       3.1%            4.6%            6.3%
Weighted average fair value                               $   1.29        $   1.04        $   5.21

                          GIGA INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

      The following table summarizes the status of Giga's stock options outstanding and exercisable at December 31, 2002:

                                      STOCK OPTIONS OUTSTANDING                     STOCK OPTIONS EXERCISABLE
                           -----------------------------------------------        ------------------------------
                                                 WEIGHTED        WEIGHTED                              WEIGHTED
                                                 AVERAGE         AVERAGE                               AVERAGE
      RANGE OF                                   REMAINING       EXERCISE                              EXERCISE
  EXERCISE PRICES            SHARES          CONTRACTUAL LIFE      PRICE             SHARES              PRICE
------------------         ---------         ----------------   ----------        ------------        ----------
$0.60 to $0.79               392,458               8.55          $    0.76            118,072          $    0.77
$0.85 to $0.85               645,188               8.57          $    0.85            233,162          $    0.85
$1.03 to $1.25                75,750               7.34          $    1.11             37,500          $    1.18
$1.45 to $1.45               600,000               9.84          $    1.45                 --          $    0.00
$1.50 to $2.45               455,983               8.00          $    1.89            171,883          $    1.79
$2.50 to $3.31               539,827               7.02          $    2.89            373,058          $    3.00
$3.34 to $3.94               669,653               5.51          $    3.76            658,653          $    3.77
$4.00 to $5.88               548,378               6.98          $    5.15            392,375          $    5.14
$6.25 to $12.00              437,272               7.47          $    7.21            273,718          $    7.28
$12.13 to $12.13               5,334               5.60          $   12.13              5,334          $   12.13
                           ---------                                                ---------
                           4,369,843                                                2,263,755          $    3.67
                           =========                                                =========

  Warrants

      In connection with the issuance of Series C Convertible Preferred Stock ("Series C") in 1997, Giga issued warrants to purchase up to 1,409,127 shares of Series C (551,574 shares of common stock on an as-converted basis) at an exercise price of $4.50 per share ($13.50 per share of common stock on an as-converted basis). These warrants are for a term of five years and are scheduled to expire on various dates beginning in March 2002 through January 2003, subject to earlier expiration upon the occurrence of certain events. As of December 31, 2002, warrants to purchase 385,716 shares had expired.

      In April 1998, Giga entered into a Loan and Warrant Purchase Agreement whereby Giga issued convertible promissory notes with a face value of $10,000,000, at an annual rate of 12.0% and warrants to purchase up to 166,666 shares of common stock in exchange for cash proceeds of $10,000,000. These warrants are exercisable at $3.00 per share, for a period of ten years from the date of grant. On August 4, 1998, warrants to purchase 47,999 shares of common stock were exercised for cash of $143,997, at an exercise price of $3.00 per share. On January 27, 1999 and March 8, 1999, warrants to purchase a total of 12,666 shares of common stock were exercised for a cash total of $37,998 at an exercise price of $3.00 per share. On January 28, 2000 and August 2, 2000, warrants to purchase a total of 41,999 shares of common stock were exercised for cash of $125,997 at an exercise price of $3.00 per share.

      In connection with the issuance of Series D Convertible Preferred Stock ("Series D") in 1998, Giga issued warrants to purchase 154,285 shares of Series D (102,857 shares of common stock on an as-converted basis) at $9.00 per share ($13.50 per share of common stock on an as-converted basis) pursuant to the Loan and Warrant Purchase Agreement. These warrants expire on April 5, 2003.

      In April 2000, Giga issued warrants to purchase 24,000 shares of common stock in connection with the Financing Agreement (see Note 12). The warrants were exercisable at any time at $5.00 per share and are scheduled to expire on May 25, 2005. The estimated fair value of the warrants at the time of issuance was approximately $82,000, which was recorded as deferred financing costs. These costs were amortized over the original term of the Financing Agreement and were fully amortized by the end of the first quarter of 2001. In connection with the renewal of the Financing Agreement in April 2001, the terms of the warrants issued and outstanding upon the original execution of the Financing Agreement were modified such that the exercise price was reduced to $1.50 per share from $5.00 per share. The fair value of the repricing was approximately $7,000, which was charged to expense upon the modification of the terms of the warrants. As of December 31, 2002, none of these warrants had been exercised.

      In September 2001, upon execution of the August Forbearance Agreement (see
Note 12), Giga issued warrants to purchase 300,000 shares of Giga common stock. The warrants are exercisable at any time at $0.97 per share and are scheduled to expire on September 5, 2008. The estimated fair value of the warrants at the time of issuance was approximately $231,000, which was recorded as deferred financing costs and are included, net of accumulated amortization, in prepaid expenses and other current assets on Giga's Consolidated Balance Sheet at December 31, 2001. These costs were amortized over the remaining seven months of the original term of the renewed Financing Agreement. Giga recorded charges of $99,000 and $132,000 for the year ended December 31, 2002 and 2001, respectively, for the amortization of the financing costs. As of December 31, 2002, none of these warrants had been exercised.

15. STOCK PURCHASE PLANS/AGREEMENTS:

  Employee Stock Purchase Plan

      On May 10, 1999, Giga adopted the 1999 Employee Stock Purchase Plan ("the 1999 Purchase Plan"), which enables employees to purchase shares of Giga common stock. The 1999 Purchase Plan is administered by the Compensation Committee of the Board of Directors. Under the 1999 Purchase Plan, eligible employees enroll in a two-year offering period and purchase shares at the end of two, one-year, purchase periods. Offering periods begin on the first day of January, April, July and October of each year. The purchase price is 85% of the lesser market value on the first day of the offering period or the last day of each purchase period. The maximum number of shares an employee can purchase in a purchase period is 5,000 shares. An employee's rights under the 1999 Purchase Plan terminate upon voluntary withdrawal from an offering or termination of employment. Giga reserved 750,000 shares, plus an annual increase to be added on the first day of each fiscal year beginning in the year 2000, equal to the lesser of (i) 750,000 shares, (ii) one percent of the outstanding shares on such date, or (iii) a lesser amount determined by the Board of Directors. During 1999, offering periods began on July 1 and October 1. Under the 1999 Purchase Plan, Giga issued 111,883 shares for the year ended December 31, 2002, 187,626 shares for the year ended December 31, 2001 and 137,304 shares for the year ended December 31, 2000.

16. STOCKHOLDER RIGHTS PLAN:

      On February 18, 2000, Giga's Board of Directors adopted a Stockholder Rights Plan ("Plan") designed to protect Giga stockholders in the event of takeover activity that would deny them the full value of their investment.

      Terms of the Plan provide for a dividend distribution of one right for each share of Giga common stock to holders of record at the close of business on March 3, 2000. The rights will become exercisable only in the event, with certain exceptions, a person or group of affiliated or associated persons accumulates 15 percent or more of Giga's voting stock, or if a person or group announces an offer to acquire 15 percent or more of Giga's voting stock. A stockholder who owns 15 percent or more of Giga's voting stock as of February 18, 2000 will not trigger this provision unless the stockholder thereafter acquires an additional one percent or more of the outstanding stock. The rights will expire on February 18, 2010.

      Each right will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock at a price of $95. In addition, upon the occurrence of certain events, holders of the rights would be entitled to purchase either Giga stock or shares in an "acquiring entity" at half of market value. Further, at any time after a person or group acquires 15% or more (but less than 50%) of Giga's outstanding voting stock, subject to certain exceptions, the Board of Directors may, at its option, exchange part or all of the rights (other than rights held by the acquiring person or group, which would become void) for shares of Giga's common stock, initially on a four-for-one basis.

      Giga generally will be entitled to redeem the rights at $0.01 per right at any time prior to the time there has been a public announcement of the acquisition of a 15 percent position in its voting stock, subject to certain exceptions.

17. EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS:

      In the United States, Giga maintains a Savings and Retirement Plan (the "401(k) Plan") under Section 401 of the Internal Revenue Code. In 1997, Giga amended its 401(k) Plan specifying that employees can enter the plan on the date of hire or the first day of the month. In 1998, Giga amended its 401(k) Plan specifying that employees can enter the plan on the first day of the month following the date of hire. Employees must have attained the age of 21. In prior years, employees were eligible to participate in the 401(k) Plan who worked a minimum of one year and had attained the age of 21. Giga matched by 25% that portion representing the first 3% of an employee's base salary and by 50% that portion representing the next 3% of an employee's base salary. Effective in 1997, the employer contributions are discretionary after considering business results at the conclusion of each plan year. Giga did not make any discretionary contributions to the 401(k) Plan during the years ended December 31, 2002, 2001 and 2000.

      In the United Kingdom, Giga maintains a defined contribution plan. All permanent employees who have attained the age of 20, and are not contributing to a personal pension plan, are eligible to participate. Giga matches a percentage of employee contributions, which are invested at each participant's discretion in a choice of three funds. The employer matching percentage is determined within defined age ranges. Giga's match totaled approximately $86,000 during the year ended December 31, 2002, $81,000 during the year ended December 31, 2001, and $46,000 during the year ended December 31, 2000.

18. LISTING OF COMMON STOCK:

      On January 4, 2001, Giga announced that the listing of its common stock was transferred to the Nasdaq SmallCap Market from the Nasdaq National Market effective as of the opening of business on January 5, 2001. Giga was no longer in compliance with the minimum $50,000,000 market capitalization requirement for continued listing on the Nasdaq National Market. On March 23, 2001, Giga

                          GIGA INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

announced that the listing of its common stock was transferred to the OTC Bulletin Board from the Nasdaq SmallCap Market effective as of the opening of business on March 23, 2001. The listing of Giga's common stock was transferred to the OTC Bulletin Board because Giga was not in compliance with the net tangible assets/market capitalization/net income requirement, including the minimum $35,000,000 market capitalization requirement. In February 2003, Giga's common stock was removed from the OTC Bulletin Board.

19. SEGMENT INFORMATION:

      Giga has determined that it operates in one reportable segment, advisory services. This determination is based on Giga's method of internal reporting and the similarities among its products and services. Giga's products and services are similar with regard to financial performance and business risk, targeted customer market, the methods used to market, sell and provide its products and services to customers and their purpose which is to provide customers with objective research and advice and personalized consulting on developments and trends in information technology.

      Revenues from the products and services within, and in support of, Giga's advisory services are presented in detail in its Consolidated Statements of Operations. No single customer accounted for more than 10% of Giga's revenues for the year ended December 31, 2002, 2001, and 2000.

      The accounting policies used to evaluate performance are the same as those described in the "Summary of Significant Accounting Policies" (Note 2). Giga evaluates performance based on income (loss) from operations.

      Giga conducts business principally in the United States and United Kingdom. Operations in France (through August 31, 2000, see Note 5), Germany, Italy and Israel (as of July 9, 2001, see Note 3) have been aggregated (collectively "Other International"). Revenues are reflected in the geographic area in which the sales are recorded. The following table presents information about Giga's reported revenues and total assets for the year ended December 31, 2002, 2001, and 2000 (in thousands):

REVENUES

                                             YEAR ENDED DECEMBER 31,
                                    ----------------------------------------
                                      2002            2001            2000
                                    --------        --------        --------
United States                       $ 51,881        $ 58,493        $ 57,148
United Kingdom                         8,967           9,143           8,846
Other International                    2,312           2,634           3,131
                                    --------        --------        --------
  Consolidated revenue              $ 63,160        $ 70,270        $ 69,125
                                    ========        ========        ========

TOTAL ASSETS

                                                   DECEMBER 31,
                                    ----------------------------------------
                                      2002            2001            2000
                                    --------        --------        --------
United States                       $ 28,366        $ 33,008        $ 38,613
United Kingdom                         4,648           4,697           4,060
Other International                    2,800           1,981           1,611
                                    --------        --------        ---------
  Consolidated total assets         $ 35,814        $ 39,686        $ 44,284
                                    ========        ========        ========

                          GIGA INFORMATION GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

20. QUARTERLY OPERATING RESULTS (Unaudited):

(in thousands, except per share data)                                 THREE MONTHS ENDED
                                           ------------------------------------------------------------------------
                                             MARCH 31,           JUNE 30,          SEPTEMBER 30,      DECEMBER 31,
                                               2002                2002                2002               2002
                                           -------------       -------------       -------------      -------------
Total revenues                             $      15,689       $      16,691       $      14,949      $      15,831
Costs of services                                  5,966               7,763               5,936              6,587
Gross profit                                       9,723               8,928               9,013              9,244
Net income                                         1,116                 278                 816                755
Earnings per share
    Basic                                  $        0.10       $        0.03       $        0.08      $        0.07
    Diluted                                $        0.10       $        0.02       $        0.07      $        0.07

                                                                        THREE MONTHS ENDED
                                           ------------------------------------------------------------------------
                                             MARCH 31,           JUNE 30,          SEPTEMBER 30,      DECEMBER 31,
                                               2001                2001                2001               2001
                                           -------------       -------------       -------------      -------------
Total revenues                             $      17,533       $      18,816       $      16,611      $      17,310
Costs of services                                  7,195               9,242               5,556              6,167
Gross profit                                      10,338               9,574              11,055             11,143
Net income (loss)                                   (465)             (3,476)                534                972
Earnings (loss) per share
   Basic                                   $       (0.04)      $       (0.33)      $        0.05      $        0.09
   Diluted                                 $       (0.04)      $       (0.33)      $        0.05      $        0.09

21. SUBSEQUENT EVENTS:

On January 20, 2003, Giga entered into an Agreement and Plan of Merger with Forrester Research, Inc. ("Forrester") to be acquired by Forrester, another global technology advisory firm. Pursuant to the agreement, Forrester commenced a tender offer for all of the outstanding common stock of Giga at a price of $4.75 per share in cash. The tender offer expired at 12:00 midnight, New York City time on February 24, 2003. 10,354,044 shares of Giga common stock were tendered in the offer, representing approximately 93% of the outstanding common stock of Giga as of February 24, 2003. Forrester will acquire the remaining shares of outstanding common stock in a second-step merger in which all remaining Giga stockholders who did not tender their shares in the tender offer (and who do not exercise statutory appraisal rights) will receive the same $4.75 per share in cash paid in the tender offer.

Also in January 2003, Giga modified the terms of stock options previously granted to its former CEO. Giga recorded compensation expense of approximately $511,000 related to this event.

ITEM 7 (b) PRO FORMA FINANCIAL INFORMATION.

On January 20, 2003, Forrester Research, Inc. ("Forrester"), its wholly-owned subsidiary, Whitcomb Acquisition Corp. ("the Purchaser") and Giga entered into an Agreement and Plan of Merger (the "Merger Agreement"). In connection with the Merger Agreement, on January 27, 2003, the Purchaser commenced a tender offer to purchase all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Giga, at a price of $4.75 per share, net to the seller in cash. The tender offer expired at 12:00 midnight, New York City time on Monday, February 24, 2003.

On February 25, 2003, the Purchaser accepted for payment all Shares validly tendered pursuant to the tender offer. Based on information provided to Forrester by EquiServe Trust Company, N.A., the depositary for the tender offer, an aggregate of 10,354,044 Shares were tendered and not withdrawn in connection with the tender offer, which constituted approximately 93.6 percent of Giga's outstanding Shares as of that date.

The merger of the Purchaser into Giga (the "Merger") pursuant to the Merger Agreement occurred on February 28, 2003. As part of the Merger, the Purchaser was merged with and into Giga, resulting in Giga becoming a wholly-owned subsidiary of Forrester. Because the Purchaser was the beneficial owner of more than 90% of the outstanding Shares, the Merger was effected without a meeting of stockholders of Giga. In the Merger, each issued and outstanding Share not owned directly or indirectly by Forrester or Giga was converted into the right to receive $4.75 in cash, without interest unless the holders of any such Shares properly exercise their appraisal rights under Delaware law.

The aggregate purchase price of $62,477,000 consisted of $60,347,000 for the acquisition of Giga common stock, $947,000 of estimated direct acquisition costs, and $1,183,000 for severance related to 27 employees terminated as a result of the acquisition. Forrester is in the process of determining whether electing to treat this transaction as an asset purchase for tax purposes would be beneficial; accordingly, the allocation of the purchase price is subject to refinement, and the deductibility of the acquired intangibles for tax purposes is unknown as of March 31, 2003. The allocation of the purchase price is expected to be completed during the three month period ended June 30, 2003.

The following unaudited pro-forma combined condensed financial statements illustrate Forrester's acquisition of Giga. These statements should be read in conjunction with the historical consolidated financial statements and related notes of Forrester which are included in the Company's annual report on Form 10-K for the year ended December 31, 2002, and the historical consolidated financial statements and related notes of Giga which are included in this report. The unaudited pro forma combined condensed statements of income for the year ended December 31, 2002 and the three months ended March 31, 2003 give effect to the acquisition of Giga by Forrester as if it had taken place on January 1, 2002, and are based on the historical statements of income of Forrester and Giga for the corresponding periods.

The balance sheet of Giga has been included in the consolidated balance sheet of Forrester as of March 31, 2003 as reported in Forrester's Form 10-Q filed with the SEC on May 12, 2003.

The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. The unaudited pro forma combined condensed statements of income do not purport to present the results of operations of Forrester had the acquisition of Giga occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K/A contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expects," "believes," "anticipates," "intends," "plans," "estimates," or similar expressions are intended to identify these forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our ability to successfully integrate Giga into our operations, the ability to attract and retain qualified professional staff, fluctuations in our quarterly operating results, a decline in renewals for our membership-based core research, loss of key management, failure to anticipate and respond to market trends, our ability to develop and offer new products and services, and competition. This list of factors is not exhaustive. Other risks and uncertainties are discussed in further detail under the caption entitled "Risks and Uncertainties" included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 which has been filed with the SEC. We undertake no obligation to update publicly any forward looking statements, whether as a result of new information, future events, or otherwise. Unless the context otherwise requires, references in this Current Report to "we," "us," and "our" refer to Forrester Research, Inc. and its Subsidiaries.

                            FORRESTER RESEARCH, INC.
                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                Combined
                                                        Historical         Historical         Pro forma         Forrester
                                                        Forrester             Giga           Adjustments         and Giga
                                                       ------------       ------------       ------------      ------------
TOTAL REVENUES                                         $     96,936       $     63,160                         $    160,096

OPERATING EXPENSES
      Cost of services and fulfillment                       34,026             26,252                               60,278
      Selling and marketing                                  30,745             20,243                               50,988
      General and administrative                             12,732             10,196                               22,928
      Depreciation and amortization                           8,406              3,256             10,106(a)         21,768
      Reorganization costs                                   12,170                 --                               12,170
                                                       ------------       ------------                         ------------
TOTAL OPERATING EXPENSES                                     98,079             59,947                              168,132

                                                       ------------       ------------                         ------------
      INCOME (LOSS) FROM OPERATIONS                          (1,143)             3,213                               (8,036)

      Other income (expense), net                             1,421                (67)            (2,085)(b)          (731)
                                                       ------------       ------------                         ------------
      Income (loss) before income taxes                         278              3,146                               (8,767)
      Income tax (benefit) provision                           (311)               181             (3,815)(c)        (3,945)
                                                       ------------       ------------                         ------------
      NET INCOME (LOSS)                                $        589       $      2,965                         $     (4,822)
                                                       ============       ============                         ============

      Basic net income (loss) per common share         $       0.03                                            $      (0.21)
                                                       ============                                            ============
      Diluted net income (loss) per common share       $       0.02                                            $      (0.21)
                                                       ============                                            ============
      Basic weighted average common
        shares outstanding                                   23,189                                                  23,189
                                                       ============                                            ============
      Diluted weighted average common
        shares outstanding                                   23,653                                                  23,189
                                                       ============                                            ============

    The accompanying notes are an integral part of these financial statements.

                            FORRESTER RESEARCH, INC.
                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 2003
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      Combined
                                               Historical   Historical    Pro forma    Forrester
                                               Forrester       Giga      Adjustments   and Giga
                                               ----------   ----------   -----------   ---------
TOTAL REVENUES                                 $   24,797   $    9,513                 $  34,310

OPERATING EXPENSES
  Cost of services and fulfillment                  9,525        4,213                    13,738
  Selling and marketing                             8,067        3,355                    11,422
  General and administrative                        3,308        2,692        (511)(d)
                                                                              (500)(e)     4,989
  Depreciation and amortization                     2,617          431         276 (a)     3,324
                                               ----------   ----------                 ---------
TOTAL OPERATING EXPENSES                           23,517       10,691                    33,473
                                               ----------   ----------                 ---------
  INCOME (LOSS) FROM OPERATIONS                     1,280       (1,178)                      837

  Other income (expense), net                       1,295           (7)       (799)(b)       489
                                               ----------   ----------                 ---------
  Income (loss) before income taxes                 2,575       (1,185)                    1,326
  Income tax (benefit) provision                      798           --        (466)(f)       332
                                               ----------   ----------                 ---------
  NET INCOME (LOSS)                            $    1,777   $  (1,185)                 $     995
                                               ==========   ==========                 =========

  Basic net income per common share            $     0.08                               $   0.04
                                               ==========                               ========
  Diluted net income per common share          $     0.08                               $   0.04
                                               ==========                              =========
  Basic weighted average common
     shares outstanding                            22,739                                 22,739
                                               ==========                              =========
  Diluted weighted average common
     shares outstanding                            22,920                                 22,920
                                               ==========                              =========

The accompanying notes are an integral part of these financial statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1 - UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

The unaudited pro forma combined condensed statements of income for the year ended December 31, 2002 and the three months ended March 31, 2003 give effect to the acquisition of Giga by Forrester as if it had taken place on January 1, 2002, and are based on the historical statements of income of Forrester and Giga for the corresponding periods.

      (a) Represents amortization expense related to the identified intangible assets established in connection with the acquisition. The identified intangible asset balance is comprised primarily of customer relationships, the value of which is being amortized on an accelerated basis over a five year life.

      (b) Represents reduction of interest income relative to interest income earned with respect to the marketable securities used to fund aggregate purchase price.

      (c) Represents the tax effect of combining Forrester and Giga's income before income taxes and the pro forma adjustments at the estimated pro forma effective tax rate of 45% for the year ended December 31, 2002.

      (d) Represents the elimination of compensation expense related to the January 2003 modification of terms of stock options previously granted to Giga's former CEO. These stock options were modified in contemplation of the Merger.

      (e) Represents the elimination of direct acquisition expenses accrued by Giga.

      (f)   Represents the tax effect of combining Forrester and Giga's income
            (loss) before income taxes and the pro forma adjustments at the estimated pro forma effective tax rate of 25% for the three months ended March 31, 2003.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        FORRESTER RESEARCH, INC.


                                        By: /s/ Warren Hadley
                                            -----------------------------------
                                            Name: Warren Hadley
                                            Title: Chief Financial Officer

Dated: May 13, 2003

                                 Exhibit Index

Number              Document
------              --------
99.1                Consent of Independent Accountants